Leadership Transition

Peter Greenleaf named new Sucampo CEO effective March 3, 2013

- 20 years of biopharma experience in commercialization & drug development
- Current CEO and Director of Histogenix, former President of MedImmune, the worldwide biologics R&D arm of AstraZeneca

Dan Getman, Ph.D. appointed new Chairman of the Board effective March 3, 2013

- Current member Sucampo Board of Directors and Chairman, Science & Technology Committee
- Former President of Kansas City Area Life Sciences Institute and a former Vice President, Pfizer Global R&D

Ryuji Ueno, M.D., Ph.D., Ph.D. to step down as CEO, Chairman and Director on March 3, 2013

- Will step down as CSO on March 31, 2013
- Will consult to Sucampo as Co-Founder, Chairman Emeritus, and Scientific Advisor on transition, pipeline development and other strategic activities



AMITIZA U.S.





Market Growth Accelerating

- Class up 5% YoY[1]

Continued AMITIZA YOY Growth

- Takeda reported Q3 net sales at $72.5M*; 3.5% YoY increase in net sales to $204M through September
- AMITIZA TRx up 4% YoY through December YTD[1]; Q4 highest TRx quarter ever recorded and overall calendar year high of 1.3M TRx in 2013[2]

OIC Opportunity

- 40-80% of non-cancer patients on chronic opioids will suffer from OIC[3]; moderate to severely constipated market estimated at 2-2.5M[4]
- Among pain specialists, average TRx increase of 25% post OIC approval[1]
- Sucampo contract sales organization began co-promotion effort January 2, 2014 to primarily pain specialists; Takeda to reimburse Sucampo based on details to HCPs

See Reference 1-4; *AMITIZA net sales reported by Takeda for royalty calculation purposes

Key Facts & Financial Highlights

Key Facts	
Trading Symbol	SCMP (NASDAQ)
Corporate Headquarters	Bethesda, MD
Stock Price (02-10-14), 52-Week Range	$7.78, $11.00 to $4.55
Shares Outstanding (12-31-13)	43.5M (1 class of common stock)
Daily Volume (90-day average)	193,241
Market Capitalization (02-10-14)	$338.6M
Enterprise Value (02-10-14)	$305.5M
Financial Highlights as of 1st 9 Months of 2013	
Cash & Equivalents	$91.0M
Total Revenue	$65.1M
Net Income, excluding special items	$7.0M
EPS, excluding special items	$0.16
AMITIZA U.S. Net Sales (as reported by Takeda for royalty calculation purposes):	$204.1M

SUCAMPO
The Science of Innovation

Additional Key Upcoming Events

1H 2014
Commercial
AMITIZA OIC indication potential approval in Switzerland / U.K.
Clinical
End of P3 lubiprostone liquid formulation study
End of P1b study in cobiprostone for oral mucositis
Start of Phase 1b study for oral ion channel activator in LSS
Pediatric lubiprostone safety trial first patient roll over
Financial
Q4 and FY 2013 Earnings Call

Key Facts & Financial Highlights

Key Facts	
Trading Symbol	SCMP (NASDAQ)
Corporate Headquarters	Bethesda, MD
Stock Price (02-10-14), 52-Week Range	$7.78, $11.00 to $4.55
Shares Outstanding (12-31-13)	43.5M (1 class of common stock)
Daily Volume (90-day average)	193,241
Market Capitalization (02-10-14)	$338.6M
Enterprise Value (02-10-14)	$305.5M

Financial Highlights as of 1st 9 Months of 2013	
Debt	$57.9M
Cash & Equivalents	$91.0M
Total Operating Expense	$49.1M
Total Revenue	$61.5M
Net Income, excluding special items	$7.0M
R&D Revenue	$16.3M
Product Royalty Revenue	$37.3M
R&D Expense	$14.5M
EPS, excluding special items	$0.16
AMITIZA U.S. Net Sales (as reported by Takeda for royalty calculation purposes):	$204.1M

SUCAMPO
The Science of Innovation